Magna Entertainment Corp.
Pro Forma Consolidated Balance Sheet
As at March 31, 2001                                                Exhibit 99.3
(Unaudited)
(U.S. dollars in thousands)

                                                                   Magna             Ladbroke              Ladbroke
                                                           Entertainment                                Acquisition
                                                                   Corp.                            (notes 2(a)(iii)
                                                                              (note 2(a)(ii))              and (v)
--------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
          Cash and cash equivalents                               57,529               6,974                (28,009)
          Restricted cash                                         27,538                 268
          Accounts receivable                                     62,030                 462
          Prepaid expenses and other                               9,124                 594
--------------------------------------------------------------------------------------------------------------------
                                                                 156,221               8,298                (28,009)
--------------------------------------------------------------------------------------------------------------------
Real estate properties and fixed assets, net                     546,720              17,740                  2,208
Other assets, net                                                115,962               6,640                 54,910
Future tax assets                                                  8,600
--------------------------------------------------------------------------------------------------------------------
                                                                 827,503              32,678                 29,109
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
          Accounts payable and other liabilities                  83,418               7,629                    123
          Income taxes payable                                    16,434                  87
          Long-term debt due within one year                      12,538                                      6,625
--------------------------------------------------------------------------------------------------------------------
                                                                 112,390               7,716                  6,748
--------------------------------------------------------------------------------------------------------------------
Deferred revenue                                                                         406                   (406)
--------------------------------------------------------------------------------------------------------------------
Long-term debt                                                    72,795                                      6,625
--------------------------------------------------------------------------------------------------------------------
Other long-term liabilities                                          257
--------------------------------------------------------------------------------------------------------------------
Future tax liabilities                                            86,619                 381                 27,067
====================================================================================================================

Shareholders' equity
Class A Subordinate Voting Stock                                 101,337                                     13,250
Exchangeable Shares                                               57,410
Class B Stock                                                    394,094
Contributed Surplus                                                1,352              11,782                (11,782)
Accumulated retained earnings (deficit)                           20,478              12,393                (12,393)
Accumulated comprehensive loss                                   (19,229)
--------------------------------------------------------------------------------------------------------------------
                                                                 555,442              24,175                (10,925)
--------------------------------------------------------------------------------------------------------------------
                                                                 827,503              32,678                 29,109
====================================================================================================================

                                                                        Sport                     Sport            Pro Forma
                                                           Broadcasting, Inc.        Broadcasting, Inc.         Consolidated
                                                                                            Adjustments              Balance
                                                              (note 2(b)(ii))           (note 2(b)(iv))                Sheet
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
          Cash and cash equivalents                                                                                   36,494
          Restricted cash                                                                                             27,806
          Accounts receivable                                                                                         62,492
          Prepaid expenses and other                                                                                   9,718
-----------------------------------------------------------------------------------------------------------------------------
                                                                            -                         -              136,510
-----------------------------------------------------------------------------------------------------------------------------
Real estate properties and fixed assets, net                                                                         566,668
Other assets, net                                                         898                      (898)             177,512
Future tax assets                                                                                                      8,600
-----------------------------------------------------------------------------------------------------------------------------
                                                                          898                      (898)             889,290
=============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
          Accounts payable and other liabilities                                                                      91,170
          Income taxes payable                                                                                        16,521
          Long-term debt due within one year                                                                          19,163
-----------------------------------------------------------------------------------------------------------------------------
                                                                            -                         -              126,854
-----------------------------------------------------------------------------------------------------------------------------
Deferred revenue                                                                                                           -
-----------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                                                        79,420
-----------------------------------------------------------------------------------------------------------------------------
Other long-term liabilities                                                                                              257
-----------------------------------------------------------------------------------------------------------------------------
Future tax liabilities                                                                                               114,067
-----------------------------------------------------------------------------------------------------------------------------

Shareholders' equity
Class A Subordinate Voting Stock                                                                                     114,587
Exchangeable Shares                                                                                                   57,410
Class B Stock                                                                                                        394,094
Contributed Surplus                                                     5,053                    (5,053)               1,352
Accumulated retained earnings (deficit)                                (4,155)                    4,155               20,478
Accumulated comprehensive loss                                                                                       (19,229)
-----------------------------------------------------------------------------------------------------------------------------
                                                                          898                      (898)             568,692
-----------------------------------------------------------------------------------------------------------------------------
                                                                          898                      (898)             889,290
=============================================================================================================================

Magna Entertainment Corp.
Pro Forma Consolidated Statement of Operations and Comprehensive Income For the three months ended March 31, 2001
(Unaudited)
(U.S. dollars in thousands, except per share information)

                                                                           Magna            Ladbroke           Ladbroke
                                                                   Entertainment                            Adjustments
                                                                           Corp.
                                                                                      (note 2(a)(i))    (note 2(a)(iv))
-----------------------------------------------------------------------------------------------------------------------
Revenue
Racetrack
                Gross wagering                                           192,326              16,759              1,683
                Non-wagering                                              22,589               1,470
Real Estate
                Sale of real estate                                       26,151
                Rental and other                                           3,460
-----------------------------------------------------------------------------------------------------------------------
                                                                         244,526              18,229              1,683
-----------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Racetrack
                Purses, awards and other                                 122,232               4,088              1,302
                Operating costs                                           50,976              10,953
                General and administrative                                 7,962                 566
Real Estate
                Real estate sold                                          14,093
                Operating costs                                            2,688
                General and administrative                                   245
Depreciation and amortization                                              5,354                 495                731
Predevelopment and other costs                                             1,708
Interest expense, net                                                      1,400                                    549
-----------------------------------------------------------------------------------------------------------------------
                                                                         206,658              16,102              2,582
-----------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                         37,868               2,127               (899)
Income tax provision                                                      15,400                 884               (360)
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                         22,468               1,243               (539)
Other comprehensive loss
                Foreign currency translation adjustment                   (8,854)
-----------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                               13,614               1,243               (539)
=======================================================================================================================

Earnings per share for the Class A
Subordinate Voting Stock, Class B Stock or
Exchangeable Shares:
                Basic                                                   $   0.28
                Diluted                                                 $   0.28
=======================================================================================================================

Average number of shares of Class A
Subordinate Voting Stock, Class B Stock and
Exchangeable Shares outstanding during the
period (in thousands):
                Basic                                                     80,472                                  3,178
                Diluted                                                   80,472                                  3,178
=======================================================================================================================

                                                                                 Sport                    Sport           Pro Forma
                                                                    Broadcasting, Inc.       Broadcasting, Inc.        Consolidated
                                                                                                    Adjustments               Total
                                                                        (note 2(b)(i))         (note 2(b)(iii))
------------------------------------------------------------------------------------------------------------------------------------
Revenue
Racetrack
                Gross wagering                                                                                              210,768
                Non-wagering                                                                                                 24,059
Real Estate
                Sale of real estate                                                                                          26,151
                Rental and other                                                                                              3,460
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            264,438
------------------------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Racetrack
                Purses, awards and other                                                                                    127,622
                Operating costs                                                                                              61,929
                General and administrative                                                                                    8,528
Real Estate
                Real estate sold                                                                                             14,093
                Operating costs                                                                                               2,688
                General and administrative                                                                                      245
Depreciation and amortization                                                                                                 6,580
Predevelopment and other costs                                                     430                      101               2,239
Interest expense, net                                                                                                         1,949
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   430                      101             225,873
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                                 (430)                    (101)             38,565
Income tax provision                                                                                                         15,924
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                 (430)                    (101)             22,641
Other comprehensive loss
                Foreign currency translation adjustment                                                                      (8,854)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                                       (430)                    (101)             13,787
====================================================================================================================================

Earnings per share for the Class A
Subordinate Voting Stock, Class B Stock or
Exchangeable Shares:
                Basic                                                                                                      $   0.27
                Diluted                                                                                                    $   0.27
====================================================================================================================================

Average number of shares of Class A
Subordinate Voting Stock, Class B Stock and
Exchangeable Shares outstanding during the
period (in thousands):
                Basic                                                                                                        83,650
                Diluted                                                                                                      83,650
====================================================================================================================================

                           MAGNA ENTERTAINMENT CORP.
           NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                March 31, 2001
                                  (UNAUDITED)


1.   BASIS OF PRESENTATION

(a)  Pro Forma Consolidated Balance Sheet

     The pro forma consolidated balance sheet as at March 31, 2001 has been prepared from:

     (i) the unaudited consolidated balance sheet of Magna Entertainment Corp. (the "Company") as at March 31, 2001;

     (ii) the unaudited consolidated balance sheet of Ladbroke Racing Pennyslvania and Subsidiaries ("Ladbroke") as at April 4, 2001; and

     (iii) the unaudited balance sheet of Sport Broadcasting, Inc. ("SBI") as at March 31, 2001.

(b)  Pro Forma Consolidated Statement of Operations and Comprehensive Income

     The pro forma consolidated statement of operations and comprehensive income for the three month period ended March 31, 2001 has been prepared from:

     (i) the unaudited consolidated statement of operations and comprehensive income of the Company for the period ended March 31, 2001;

     (ii) the unaudited consolidated statement of operations of Ladbroke for the period from January 1, 2001 to April 4, 2001; and

     (iii) the unaudited statement of operations of SBI for the three month period ended March 31, 2001.

These pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Ladbroke and SBI, presented elsewhere herein, as well as the historical financial statements of the Company including the related notes thereto, previously filed with the Securities and Exchange Commission.

These pro forma consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP").

These pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have resulted had the relevant transactions taken place at the respective dates referred to below.

2.   PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

These pro forma consolidated financial statements have been presented assuming that the acquisition described below had been completed as of January 1, 2001 for the pro forma consolidated statement of operations and comprehensive income and as of April 4, 2001 for the pro forma consolidated balance sheet. The pro forma consolidated financial statements give effect to the following items:

(a)  Ladbroke

On April 5, 2001, the Company completed the acquisition of Ladbroke Racing Pennsylvania Inc. and Sport Broadcasting, Inc. (collectively "Ladbroke Racing Pennsylvania and Subsidiaries" or "Ladbroke") for a total purchase price, including cash acquired of $7.0 million and transaction costs of $54.5 million. The total purchase price was satisfied by cash payments of $28 million, the issuance of two promissory notes totalling $13,250,000 which bear interest at 6% with the first note in the amount of $6,625,000 maturing on the first anniversary of the closing date and the second note in the amount of $6,625,000 maturing on the second anniversary of the closing date and by issuance of 3,178,297 shares of Class A Subordinate Voting Stock. The Ladbroke companies include account wagering operations, The Meadows harness track, four off-track betting facilities and an 18.3% interest in The Racing Network. Since the submission of our 8-K/A on June 19, 2001, the Company has determined that the excess of purchase price over net assets on the Ladbroke acquisition should be allocated to racing licenses rather than goodwill as previously identified. In this submission, the excess has been reflected as racing licenses and accordingly a deferred tax liability has been established relating to this asset.

     (i) The pro forma consolidated statement of operations and comprehensive income for the three month period ended March 31, 2001 includes the results of Ladbroke for the period from January 1, 2001 to April 4, 2001.

     (ii) The pro forma consolidated balance sheet as at March 31, 2001 includes the financial position of Ladbroke as at April 4, 2001.

     (iii) The pro forma consolidated balance sheet as at March 31, 2001 includes an adjustment to record the application of purchase accounting to the March 31, 2001 consolidated balance sheet. The impact of applying purchase accounting is to increase other assets (comprised of racing licences) by $54,910,000, share capital by $13,250,000, long term debt by $13,250,000, other accrued liabilities by $123,000, future income taxes by $27,067,000, fixed assets by $2,614,000 and decrease cash by $28,009,000. The contributed surplus and accumulated retained earnings of $11,782,000 and $12,393,000, respectively, are eliminated.

     (iv) The pro forma consolidated statement of operations and comprehensive income for the period ended March 31, 2001 include adjustments that arise as a result of the Ladbroke acquisition and the application of purchase accounting. The adjustments to the results of operations of Ladbroke included in the pro forma consolidated statement of operations and comprehensive income for the period ended March 31, 2001 are:

            - The Ladbroke statement of operations present gross wagering revenues net of pari-mutuel taxes. For the three month period ended March 31, 2001, these taxes were $1,683,000. An adjustment has been made to increase both gross wagering revenues and purses, awards and other expenses by $1,683,000.

            - Additional amortization expense of $769,000 as a result of the increase in other assets, based on the purchase price allocation, and accounting policy to amortize the other assets over a 20 year period.

            - The State of Pennsylvania has granted the Company a reduction in pari-mutuel taxes of 0.5% for a period of three years. This reduction has been calculated based on handle for the three month period ended March 31, 2001 of $76,295,000. As such, the tax reduction would decrease purses, awards and other expenses by $381,000.

            - On acquisition, the Company issued promissory notes of $13,250,000 which bear interest at 6% per annum. Accordingly, there would be an increase in interest expense by $199,000.

            - On acquisition, the Company paid cash of approximately $28 million. Accordingly there would be decreased interest income earned in the period as a result of these funds being disbursed at the beginning of the period of approximately $350,000.

            - Ladbroke had previously amortized buildings over a 25 year period. The Company's accounting policy is to amortize these assets over a 40 year period. Accordingly, depreciation and amortization expense has been reduced by $38,000 to reflect the longer depreciation period.

            - A decrease in income tax expense of $52,000 is required as a result of the above noted adjustments, effected at a combined federal and state tax rate of 40%.

            - A decrease in deferred income tax expense of $308,000 as a result of the reversal of deferred income taxes on the amortization of the other assets (racing licences).

     (v) To maintain consistency of presentation with the Company, $406,000 of deferred revenue, which relates to grants received to assist in the acquisition of fixed assets, has been reclassified against the respective fixed assets.

(b)  Sport Broadcasting, Inc.

     (i) The pro forma statement of operations and comprehensive income for the three month period ended March 31, 2001 includes the results of SBI for the same period.

     (ii) The pro forma balance sheet as at March 31, 2001 includes the financial position of SBI as at the same date.

     (iii) The pro forma statement of operations and comprehensive income includes an adjustment to reduce the loss in SBI to only the contributions made to SBI in the first quarter of 2001. Contributions during the period were $531,000. Accordingly, the adjustment required is to increase pre-development and other costs by $101,000.

     (iv) The pro forma balance sheet as at March 31, 2001 includes an adjustment to eliminate SBI's other assets, contributed surplus and the accumulated deficit of $898,000, $5,053,000 and $4,155,000, respectively. This adjustment is required as a result of the valuation of the SBI investment at nil in the purchase accounting to reflect the estimated fair market value of this investment.